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                                   EXHIBIT 20
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          IMMEDIATELY                                         Amy Goldberger
                                                               212/572-1118


             SEAGRAM AND PEARSON SIGN AGREEMENT FOR SALE OF PUTNAM

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MONTREAL, November 26, 1996 -- The Seagram Company Ltd. and Pearson plc
announced today the signing of a definitive agreement to sell Seagram's publishing division, The Putnam Berkley Group, Inc., a division of MCA INC., to Pearson, which owns Penguin Publishing. The companies announced a purchase price of $336 million in cash. The deal is expected to close prior to yearend following expiration of the Hart Scott Rodino waiting period.

Edgar Bronfman, Jr., Seagram's president and chief executive officer, stated:
"This decision was based on our strategy to focus on our core entertainment businesses and to deploy assets into those segments offering the greatest opportunity for Seagram."

Frank J. Biondi, Jr., chairman and chief executive officer and Ron Meyer, president and chief operating officer, issued the following statement on behalf of MCA: "As Phyllis Grann and her colleagues leave the MCA family, we want them to know how deeply we appreciate their many contributions to our company. We wish them great success as part of Pearson and its publishing operations."

Michael Lynton, who takes over from Peter Mayer at the end of 1996 as chairman and chief executive officer of Penguin Group worldwide, including the two combined Penguin/Putnam companies in the USA, said: "This is a terrific acquisition for Penguin. The two businesses complement each other extremely well in terms of both authors and people and will create great opportunities for the future. It is a marvelous way to start at Penguin."

Phyllis Grann, currently chairman and chief executive officer of Putnam, will assume the post of president of the combined Penguin/Putnam companies in the United States. Marvin Brown will continue in his role as president of Penguin USA. David Shanks will continue in his role as president of The Putnam Berkley Group. Commenting on the acquisition, Ms. Grann said: "Penguin and Putnam make a superb strategic fit. Penguin is a company I have always admired and respected, and together we can take Penguin and Putnam into the 21st century as one of the leading publishing companies in the world."


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Frank Barlow, managing director of Pearson plc, said: "I am delighted to welcome
Phyllis Grann and her colleagues to Penguin. With this acquisition Michael
Lynton has done a great deal to enhance our position in trade book publishing in the U.S. and in a business which has performed very well for Pearson shareholders over the years."

The acquisition will bring together two of the most successful trade book publishers in the United States. The Putnam Berkley frontlist, which reads like a Who's Who, includes some of the most well known writers like Tom Clancy, Patricia Cornwell, Dick Francis, Amy Tan, Robin Cook, Bebe Moore Campbell and Kurt Vonnegut. Combined with Penguin's frontlist featuring Stephen King, Terry McMillan, Jackie Mitchard, Bill Gates, and Nancy Taylor Rosenberg, Penguin/Putnam will be positioned as one of the industry's leaders worldwide. Penguin also has a significant backlist of titles (approximately 10,000 titles strong), including names like Toni Morrison, Arthur Miller, Saul Bellow and Robert Fagles. The combination of Penguin and Putnam will result in a strengthened presence in all segments of trade book publishing, including mass market paperback lists and children's books, with bestselling series such as Winnie The Pooh, Spot, Madeline and notable authors including Eric Carle, Jan Brett, Tomie DePaola, Brian Jacques, Peggy Rathmann, Beatrix Potter, Roald Dahl, Steven Kellogg, Jon Scieszka, Don Freeman and Rosemary Wells.

The purchase price gives effect to the repayment of an intercompany account and is also subject to standard post-closing adjustments and certain expense reimbursements. The transaction has been structured to provide Pearson with any operating cash flow in December and Seagram with interest on the purchase price beginning December 1.

The Putnam Berkley Group, Inc. is a division of MCA INC. which is a unit of The Seagram Company Ltd., the global beverage and entertainment company.

The Putnam Berkley Group has several very well known imprints, such as G.P. Putnam's Sons, Berkley Books, Jove, Ace, Boulevard, Grosset, Riverhead Books, Jeremy P. Tarcher, Perigee, HP Books, Grosset & Dunlap, Price Stern Sloan, Philomel and Wee Sing. Among the imprints in Penguin USA are Dutton, Dial, Viking, Signet, Frederick Warne, Puffin and Plume-Penguin.

Penguin is part of the entertainment division of Pearson plc, the international media group, which also includes Pearson Television, The Tussauds Group, Pearson New Entertainment and Mindscape.


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